EXHIBIT 10.17


GARY R. ANDERSON
ASSISTANT VICE PRESIDENT/COMMERCIAL BANKING
OFFICER

[LOGO] NORWEST BANKS

NORWEST BANK MINNESOTA, N.A.
ST. PAUL COMMERCIAL BANKING
55 EAST FIFTH STREET
SL PAUL, MINNESOTA 55101-2318
651 1205-8534FAX 651 1205-8537


August 14, 1998

Mr. William L. Russell
Image Sensing Systems, Inc.
500 Spruce Tree Center
1600 University Avenue West
St. Paul, Minnesota 55104-3825

Dear Mr. Russell:


We are pleased to advise you that Norwest Bank Minnesota, National Association (the "Bank") has renewed a secured, revolving, Conditional Credit Line (the "Line") for Imaging Sensing Systems, Inc. in an amount not to exceed $500,000. You may prepay and re-borrow as long as no borrowing causes that dollar limit to be exceeded.

The Revolving Credit Line is subject to the terms and conditions outlined below:

o Credit Advances. Loans made under the Line will be at the Bank Officers' sole discretion, that is, the Officers have no obligation to make any loan under the Line. The Officers will make a separate credit decision each time a request is made.

o The Note. Your obligation to repay all loans made by us under the Line will be evidenced by a single promissory note due on demand with a final maturity of July 31, 2000. This note will also specify events of default and the rights and remedies available to us upon the occurrence of an event of default.

o Interest Rate. The Note will bear interest (computed on the basis of actual days elapsed in a 360-day year) on the principal balance outstanding. Interest accrues from the date of the initial advance until the Note is paid in full at a floating rate of 1.25% per annum in excess of the Base Rate of Norwest Bank Minnesota, N.A.. The rate of interest shall be adjusted with each change in the Base Rate.

o Adverse Conditions. The Line may be terminated at any time by the Bank by written notice to the Borrower and shall terminate automatically, without notice, if materially adverse conditions develop at any time, whether before or after acceptance of this letter. If the Line is terminated, each and every note evidencing loans, if any, made under the Line will be immediately due and payable.

o Security. The Note is secured by a security interest in your accounts receivable, inventory, equipment and general intangibles. This property is more fully described in the security agreement. The security interest extends to property of the type described, whether now owned or hereafter acquired.

     o Accounts Receivable. All loan advances will not exceed 65% of eligible accounts receivable. We define ineligible accounts receivable as follows:


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          o    Those receivables that are more than 90 days old.

          o Those receivables subject to the 10% rule (i.e. any account in which 10% or more of the total outstanding receivable is delinquent 90 or more days will be entirely ineligible).

          o Contra accounts - those accounts subject to offset, dispute or retainage.

          o Those receivables due from the U.S. Government, foreign entities (unless insured or backed by Documentary Letters of Credit), or affiliates or subsidiaries of the Borrower.

          Insurance. Borrower will maintain insurance with financially sound and reputable insurers covering properties and business against those casualties and contingencies and in the types and amounts as are in accordance with sound business and industry practices, with the Bank named as loss payee.

          Collateral Audits. The Borrower will allow the Bank to conduct annual collateral audits of its books and records, if the Bank chooses to do so. The audits will be performed by Norwest's collateral audit team, and all costs associated with the audits will be paid by the Borrower.

FINANCIAL AND AFFIRMATIVE COVENANTS

So long as the Line is in effect, the Borrower will:

o Maintain its primary depository accounts at Norwest Bank Minnesota, N.A. - St. Paul office.

o    Maintain Tangible Net Worth of not less than $3,000,000 as of 12/31/98.

o    Achieve Net Earnings after Tax in fiscal 1998 of at least $1.00.

o    Maintain Debt to Tangible Net Worth of no more than 0.50:1 as of 12/31/98.

NEGATIVE COVENANTS

So long as the Line is in effect, and without the written consent of the Bank, the Borrower will not:

o Consolidate with, or merge into, any other corporation, or permit any other corporation to merge into it, nor will it convey, lease or sell all or a material portion of its assets or business, except in the ordinary course of business; nor will it lease, purchase, or acquire all or a material portion of the assets or business of any other corporation or entity.

o Purchase or acquire any securities of, or make any investments in any person, firm or corporation, except obligations of the United States Government, open market commercial paper rated prime, or certificates of deposit in commercial banks.

o Incur indebtedness for borrowed money or installment obligations, except indebtedness to the Bank and existing indebtedness disclosed to the Bank in writing.

o Create, or permit to exist, any lien on any of its property, real or personal, except liens to secure permitted indebtedness, liens to the Bank, and liens incurred in the ordinary course of business.

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FINANCIAL REPORTING

So long as the Line is in effect, the Borrower is required to provide financial information to the Bank as described below. The Borrower will:

o Furnish annual audited financial statements within 90 days of fiscal year end, prepared by an independent certified public accountant chosen by Borrower and satisfactory to the Bank.

o Furnish compiled interim statements within 45 days of each quarter end, or when debt is outstanding on the line of credit, furnish monthly interim statements. These statements may be prepared internally or by an outside accounting firm.

o Furnish projected balance sheet, income statement and statements of cash flow for the upcoming fiscal year within 60 days of the most recent year end.

o Provide quarterly listings and agings of accounts receivable within 30 days of each quarter end, when the line is utilized.

o Provide quarterly listings and agings of accounts payable within 30 days of each quarter end, when the line is utilized,

If the foregoing is agreeable to you, please sign the attached copy of this letter and return it to me. If you have any questions regarding this letter, please call me at 205-8534. Thank you for your continued relationship with Norwest Banks. Your business is appreciated.

Yours truly,

/s/ Gary R. Anderson
Gary R. Anderson
Assistant Vice President

Accepted this 14th day of August, 1998.

IMAGE SENSING SYSTEMS, INC.

By /s/ illegible signature                  By: ________________________________


Its: President                              Its: _______________________________


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